Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Completes Private
Placement of $100 Million of Subordinated Notes

GREEN BAY, WI July 7, 2021– Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) (the “Company”), the holding company for Nicolet National Bank, today announced the completion of its private placement of $100.0 million in fixed-to-floating rate subordinated notes due 2031 (the “Notes”).

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Notes will bear interest at a fixed annual rate of 3.125% for the first five years and will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate (SOFR) plus 237.5 basis points. Kroll Bond Rating Agency assigned an investment grade rating of BBB- to the Notes.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include funding additional loan growth, common stock share repurchases and acquisitions.

In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes.
Keefe, Bruyette & Woods, A Stifel Company, served as sole placement agent for the Notes offering. Bryan Cave Leighton Paisner LLP served as legal counsel to the Company, and Squire Patton Boggs served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall there be any offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this Current Report on Form 8-K, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, statements relating to the intended use of proceeds from the offering, all of which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward looking statements. In addition to factors disclosed in reports filed by Nicolet with the SEC, risks and uncertainties that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: (1) the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Nicolet; (2) changes in consumer demand for financial services; and (3) general competitive, economic, political and market conditions and fluctuations. Please refer to Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Investor Relations & Media Contacts:

Mike Daniels – President & CEO
Jeff Gahnz – VP, Marketing & Public Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com